UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2017

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers.

On January 18, 2017, the Boards of Directors of Flagstar Bank and Flagstar Bancorp, Inc. ("Flagstar," or the "Company") each appointed Jennifer Whip as a director, the Company having received regulatory non-objection from the Federal Reserve Board of Chicago. Ms. Whip has been named as a member of the Company's Audit and Risk Committees.

Ms. Whip is managing director for Garrett, McAuley & Co., and former long-time executive with Federal National Mortgage Association (“Fannie Mae”). At Garrett McAuley, she is part of a team that helps banks and mortgage lenders increase revenues, control costs, and better manage risks.

In her 26-year career at Fannie Mae, Ms. Whip was responsible for nationwide single-family business development strategies, managing relationships with some of Fannie Mae’s largest lenders, developing lending solutions to underserved communities, and directing lender management and strategic initiatives for Fannie Mae’s eChannel, among numerous other leadership roles.

“We are thrilled to have Jennifer join the board of our company and our bank,” said Alessandro DiNello, president and chief executive officer of Flagstar. “Her experience in housing finance is broad and deep. As a recognized and respected expert in home lending, she brings a unique perspective to Flagstar, one of the nation’s foremost home lenders. The fit could hardly be better.”

Ms. Whip is active as a volunteer and involved in professional and civic organizations. She was a founding member of the Fannie Mae Diversity Advisory Council, executive sponsor INDUS Employee Resource Group, and a former advisory board member of the Neighborhood Housing Services of New York City. She received awards from Fannie Mae for volunteerism, as well as for her support of the Hispanic Networking Group. In 2013, Diversity Journal named her to its list of Women Worth Watching.

In connection with her appointment, the board awarded Ms. Whip restricted shares with an economic value of $90,000, which shall vest one year from the date of her appointment.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: January 18, 2017	By:	/s/ James K. Ciroli
James K. Ciroli
Executive Vice President and Chief Financial Officer